Exhibit 99.2

(On Union Bankshares, Inc. letterhead)

                                                          February 18, 2003

Dear Shareholder:

We are writing you about some important changes happening at your company.

Recently, Jerry Rowe announced his decision to resign his position as President and CEO of our subsidiary, Citizens Savings Bank and Trust
Company ("Citizens"), effective on February 15th. After much thought, Jerry decided it was time to take some time off and to then pursue other interests. We are grateful to him for providing over 15 years of leadership at Citizens.

The Boards of Directors of the company and of Citizens and Union Bank have each unanimously concluded that it is in the best interest of their respective institutions for Citizens to merge into Union Bank. We expect the merger, which is subject to regulatory approval, will be completed on or about May 1, 2003. As of December 31, 2002, Citizens had total assets of $103 million and Union Bank had total assets of $240 million.

There are two main reasons for the decision to merge the subsidiary banks:

* With the assistance of Union Bank personnel, the goal is to create a new emphasis on growing market share, earnings improvement, and quality customer service. We will be making calls on current and potential new business clients designed to bring us to their place of business. An expanded electronic banking option, for example, will be rolled out this spring. Many of the methods Union Bank employs successfully in its market will be applied to the Citizens market.
      We expect the results to be better service and products for our clients, resulting in new growth for the bank.

* Not all the contemplated economies of scale have yet been realized as a result of the December 1999 acquisition of Citizens. By consolidating our two banks into one, it is estimated annual after tax savings of approximately $250,000 can be achieved. There will, however, be one-time costs incurred in 2003 for legal, accounting, and other merger-related expenses.

Key aspects of the subsidiary merger include the following:

* Citizens' branches and ATMs will become part of Union Bank's banking network, but will be operated as its Citizens division. No branches or other facilities will be closed and trust department activities will remain unchanged. We believe this will help ensure the continued personalized local service enjoyed by Citizens' customers and


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      responsiveness to the banking needs of Citizens' markets.  The
      Citizens division will emphasize growing its market share in the areas served.

* Union will provide additional operational support systems and financial management for the Citizens division. That approach maximizes efficiencies and builds on a process, begun shortly after the acquisition of Citizens in December 1999, of consolidating support services for Citizens into Union Bank, including data processing, audit, loan review, accounting and payroll functions.

* Effective on the merger date, two Citizens Directors, William T. Costa, Jr. and Franklin G. Hovey II, will be added to the Union Bank Board of Directors. Messrs. Costa and Hovey already serve on the Union Bankshares Board of Directors.

* The members of the Citizens Board will become members of a new Citizens Division Advisory Board. This board will act on loan requests to certain amounts, provide guidance on marketing, and assist in business development activities for the Northeast Kingdom region.

* Management of the Citizens Division will have operational flexibility to ensure continued local decision making, quality service and responsiveness to local market conditions and banking needs.

Until the merger is finalized, Ken Gibbons, President and CEO of Union Bankshares and Union Bank, will also serve as interim president of Citizens. It is important to note Citizens has a great group of Directors, officers, and staff who are dedicated to providing quality service. We are confident that their enthusiasm and support will make the transition to one bank a positive undertaking for them and Citizens' customers.

As always, we welcome your input. Questions or comments about the subsidiary merger should be directed to Ken Gibbons at 802-888-6600 or by mail to PO Box 667, Morrisville, VT 05661.

Sincerely,


W. Arlen Smith                         Kenneth D. Gibbons
Chairman                               President and CEO


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